EXHIBIT 99.1
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FOR IMMEDIATE RELEASE:


CAS MEDICAL SYSTEMS, INC. ANNOUNCES 510(K) FDA MARKETING CLEARANCE FOR ITS NEAR-INFRARED SPECTROSCOPY BRAIN OXIMETER Wednesday December 28, 9:00 am ET

-- DEVICE OFFERS A NEW, NON-INVASIVE, ACCURATE, ABSOLUTE MEASUREMENT OF CEREBRAL TISSUE OXYGENATION --


Branford, CT - December 28, 2005 - CAS Medical Systems, Inc. (Nasdaq: CASM) announced today that it has received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market its Near Infrared Spectroscopy (NIRS) Adult Cerebral Oximeter Monitor. The Oximeter is a continuous, non-invasive monitor measuring absolute levels of brain tissue oxygen saturation. The Company plans to launch the product in late 2006.

The CAS Cerebral Oximeter utilizes the company's patented, optically-based NIRS technology which was developed with the help of a series of Small Business Innovative Research (SBIR) grants from the National Institutes of Health (NIH). Results from a study conducted by Duke University Medical Center, Durham, NC, detailing the performance of the CAS Oximeter were presented at the American Society of Anesthesiologists (ASA) Annual Meeting in October 2005. (Details on this study can be found at www.asaabstracts.com).

"This is an important milestone for our company," said Louis P. Scheps, President and CEO of CAS Medical Systems, Inc. "Our initial market for this product will be in the Operating Room for use in high risk procedures such as cardiac surgery, carotid surgery and neurosurgery. The CAS Oximeter will give healthcare providers absolute, accurate, real-time information to guard against neurological injuries due to compromised brain oxygenation that can occur during many surgical and clinical procedures. We believe it may also assist in important clinical decisions in post-operative intensive care units."


ABOUT CAS
Founded in 1984, CAS Medical Systems, Inc. is dedicated to the design and manufacture of innovative technologies and products vital to patient care in the most challenging clinical environments. Its current product lines include blood pressure measurement technology, vital signs monitoring equipment, apnea monitoring equipment and products for neonatal intensive care. With a reputation for the highest quality products available in the markets it serves, CAS products are used by clinicians worldwide. For more information, please visit www.casmed.com.



STATEMENTS INCLUDED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL IN NATURE, ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS RELATING TO THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY ARE SUBJECT TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

SUCH STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF THE COMPANY'S MANAGEMENT AND ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PRESS RELEASE THE TERMS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "MAY," "OBJECTIVE," "PLAN," "POSSIBLE," "POTENTIAL," "PROJECT," "WILL" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE MADE AS OF THE DATE HEREOF, AND WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

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COMPANY CONTACTS:


CAS Medical
Louis Scheps, President & CEO
203-488-6056
ir@casmed.com
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Financial Dynamics
John Capodanno
212-850-5705
jcapodanno@fd-us.com
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